Exhibit 10.10

ZYMERGEN INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted April 2021

The Board of Directors (the “Board”) of Zymergen Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (“Policy”) to provide all non-employee members of the Board compensation for their service on the Board

This Policy shall be effective as of the date the Company’s registration statement relating to the initial public offering of its Common Stock (the “IPO”) becomes effective. The Board may amend this Policy from time to time at its discretion.

I.
Eligibility: Only those members of the Board who constitute Non-Employee Directors are eligible to receive compensation under this Policy. For purposes of this Policy, “Non- Employee Director” means any member of the Board who is not (i) an employee of the Company or any of its subsidiaries, or (ii) an Affiliated Director, unless such Non-Employee Director declines the receipt of compensation under this policy. A director who is an employee of the Company or any of its subsidiaries, or an Affiliated Director, is not entitled to compensation on account of such director’s service on the Board. In addition, no compensation shall be paid to any member of the Board on account of such director’s service as a director of a subsidiary of the Company.

II.	Equity Compensation

a.
Initial RSU Award. Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall automatically be granted, effective as of the first date of his or her commencement of service, an initial award of Restricted Stock Units (“RSUs”) under the Company’s 2021 Incentive Award Plan or its successor (the “Plan”) covering a number of shares (rounded down to the nearest whole number) of the Company’s Common Stock equal to (i)  $700,000 divided by (ii) the Fair Market Value (as defined in the Plan) of a share of Common Stock as of the date of grant (the “Initial RSU Award”). Each Initial RSU Award shall vest with respect to 1/3rd of the shares subject thereto on each annual anniversary of the grant date, such that the shares underlying the Initial RSU Award are fully vested on the third anniversary of the grant, subject to the Non-Employee Director continuing in service on the Board through each vesting date.

b.
Annual RSU Award. On the date of the annual stockholder meeting of the Company (each, an “Annual Meeting”), each Non-Employee Director continuing to serve on the Board as of such date other than a Non-Employee Director who received an Initial RSU Award in the same calendar year, shall automatically be granted an annual award of RSUs under the Plan covering a number of shares (rounded down to the nearest whole number) of the Company’s Common Stock equal to (i) $300,000 divided by (ii) the Fair Market Value of a share of Common Stock as of the date of grant (the “Annual RSU Award”). Each Annual RSU Award shall vest in full on the earlier of (A) the first anniversary of the date of grant and (B) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director’s continued service on the Board through the vesting date.

c.
Form of Agreement. All grants of RSUs shall be made pursuant to the Plan and governed by an individual award agreement to be entered into between the Company and the Non-Employee Director in substantially the form previously approved by the Board. The descriptions of these grants set forth above are qualified in their entirety by reference to the Plan and the applicable award agreement issued thereunder.

d.
Change in Control. Immediately prior to the closing of a Change in Control (as defined in the Plan), the vesting of all Initial RSU Awards, Annual RSU Awards and other equity awards, including any stock options, held by each Non-Employee Director shall accelerate in full.

III.	Cash Compensation

Cash compensation payable to each Non-Employee Director shall consist of an annual fee of $75,000 for each Non-Employee Director, which shall be paid quarterly in arrears not later than the fifteenth day after the conclusion of each fiscal quarter of the Company.
Cash compensation payable to each Non-Employee Director shall be paid quarterly in arrears not later than the fifteenth day after the conclusion of each fiscal quarter of the Company:

Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$10,000
Science and Technology Committee Chair	$10,000

Notwithstanding anything in this Policy to the contrary, in the event a Non-Employee Director assumes or vacates a position on the Board or as chair of one of its committees during a quarter, such Non-Employee Director shall be entitled to a prorated portion of the cash compensation for such position for that quarter, based on the percentage of days in that quarter during which such Non-Employee Director served in the position for which the cash compensation is payable under this Policy.

IV.	Stock Election in Lieu of Cash Fees

In lieu of receiving cash compensation as provided herein, a Non-Employee Director may elect to receive his or her annual cash fees under Section III in the form of shares of Common Stock in lieu of cash. If such an election is made by a Non-Employee Director, the number of shares of Common Stock to be paid shall be determined by dividing the portion of the annual retainer payable in the form of Common Stock by the Fair Market Value per share of Common Stock on the payment date of the retainer. Shares issued in lieu of cash shall be fully vested and unrestricted shares of Common Stock. Any election by a Non-Employee Director to receive a portion of the annual retainer in shares of Common Stock must be made prior to the applicable payment date for such portion of the annual retainer and pursuant to an election form to be provided by the Company.  Each election must comply with all rules established from time to time by the Board, including any insider trading policy or similar policy. A Non-Employee Director may not make an election during a Company blackout period or when the Non-Employee Director is otherwise in possession of material non-public information.

V.	Expenses

The reasonable expenses incurred by Non-Employee Directors in connection with attendance at Board or committee meetings will be reimbursed within a reasonable amount of time following submission by the Non-Employee Director of reasonable written substantiation for the expenses.

VI.	No Right to Continued Service

Neither this Policy nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or to continue providing services to the Company in any other capacity.

VII.	Capitalized Terms

For purposes of this Policy, “Affiliated Director” means any director appointed as a representative of any single investor or group of investors.
Capitalized terms otherwise used but not defined in this Policy have the meanings ascribed to them in the Plan.

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